[NEAL GERBER & EISENBERG LLP LETTERHEAD]
EXHIBIT 5.1
May 7, 2008
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	Covanta Holding Corporation Registration Statement on Form S-8
Ladies and Gentlemen:
     We are counsel to Covanta Holding Corporation, a Delaware corporation (the “Company”), and in such capacity we have assisted in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) relating to 6,000,000 shares of the Company’s common stock, par value $.10 per share (the “Common Stock”), that may be issued from time to time pursuant to the Covanta Holding Corporation Equity Award Plan for Employees and Officers (as amended effective May 1, 2008, the “Employees Plan”) and relating to 300,000 shares of Common Stock that may be issued from time to time under the Covanta Holding Corporation Equity Award Plan for Directors (as amended effective May 1, 2008, the “Directors Plan” and collectively with the Employees Plan, the “Plans”).
     In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents, and (iii) received such information from officers and representatives of the Company, as we have deemed necessary or appropriate for the purposes of this opinion. For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of all persons signing such documents on behalf of the parties thereto other than the Company, the availability for issuance of a sufficient number of shares of Common Stock at the time any shares of Common Stock are issued pursuant to the Plans, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to any facts material to the opinions expressed herein, we have relied upon the statements and representations of officers and other representatives of the Company and others.
     Based upon the foregoing, we are of the opinion that (i) the issuance by the Company pursuant to the Plans of the 6,300,000 shares of Common Stock that are registered on the Registration Statement has been duly and validly authorized by all necessary corporate action on the part of the Company and (ii) when issued and paid for as described in the Plans and the applicable agreements thereunder, such shares will be duly and validly issued and outstanding, fully paid and non-assessable shares of Common Stock.
     We express no opinion as to any laws other than (i) the federal laws of the United States of America and (ii) the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware constitution and reported decisions of the Delaware courts interpreting these laws.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ NEAL, GERBER & EISENBERG LLP